Exhibit 10.35

COOPER-STANDARD AUTOMOTIVE INC.
NONQUALIFIED SUPPLEMENTARY BENEFIT PLAN

Amended and Restated as of December 31, 2006

COOPER -STANDARD AUTOMOTIVE INC.
NONQUALIFIED SUPPLEMENTARY BENEFIT PLAN

COOPER- STANDARD AUTOMOTIVE INC.
NONQUALIFIED SUPPLEMENTARY BENEFIT PLAN

Article I. Purpose, Definitions and Terms

1.1.
Purpose - The purpose of This Plan is, as contemplated by Section 3(36) of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) and as contemplated in various Employment Agreements, to compensate for the loss of

a.	retirement benefits and certain death benefits under the Cooper-Standard Automotive Inc. Salaried Retirement Plan, and/or

b.	Company Contributions under the Cooper-Standard Automotive Inc. Investment Savings Plan,

when benefits under the qualified plans maintained in whole or in part by the Company are limited due to (i) Section 415, Section 401(a)(17), Section 401(k) or Section 401(m) of the Internal Revenue Code of 1986 (as either is now or as it may be amended or any successor thereto) or Section 2004(d) of ERISA (as either is now or as it may be amended or any successor thereto), or (ii) certain provisions in the qualified plans.

1.2.	Company - Cooper-Standard Automotive Inc. and any subsidiary thereof which may be added to This Plan by action of the Board of Directors.

1.3	Company Common Stock — Common Stock of Cooper-Standard Automotive Inc.

1.4.	Employee - Any person who is regularly employed on a salaried basis by the Company.

1.5.
Participant - Any Employee who is a participant in the Cooper-Standard Automotive Inc. Salaried Retirement Plan and/or the Cooper-Standard Automotive Inc. Investment Savings Plan who has been designated as a member of a select group of management and highly compensated employees eligible to participate in This Plan, and whose aggregate benefits therefrom are limited by (i) Section 415, Section 401(a)(17), Section 401(k) or Section 401(m) of the Internal Revenue Code of 1986 (as either is now or as it may be amended or any successor thereto) or Section 2004(d) of ERISA (as either is now or as it may be amended or any successor thereto) or (ii) certain provisions in the qualified plans.

1.6.
This Plan - This Cooper-Standard Automotive Inc. Nonqualified Supplementary Benefit Plan, as amended or restated from time to time. This plan was split-off from the Cooper Tire & Rubber Company Nonqualified Supplementary Benefit Plan, effective December 23, 2004.

1.7	Cooper-Standard Automotive Inc. Salaried Retirement Plan - The Cooper-Standard Automotive Inc. Salaried Retirement Plan, as amended or restated from time to time.

1.8.	Cooper-Standard Automotive Inc. Investment Savings Plan - The Cooper-Standard Automotive Inc. Investment Savings Plan, as amended or restated from time to time.

1.9.	Board of Directors - The Board of Directors of the Company.

Article II. Benefits Under This Plan

2.1.	Amount of Supplemental Retirement Benefit.

(1)
Amount of Supplemental Retirement Benefit for Grandfathered Participants. If a Participant is considered to be a “Grandfathered Participant” under Section 1.02 in the Cooper-Standard Automotive Inc. Salaried Retirement Plan, then the amount of Supplemental Retirement Benefit that a Participant or beneficiary is to receive under This Plan is the amount of benefit which such Participant or beneficiary would be entitled to receive under the Cooper-Standard Automotive Inc. Salaried Retirement Plan as a Grandfathered Participant, as if such benefit were computed without giving effect to the limitations imposed by Section 415 and Section 401(a)(17) of the Internal Revenue Code of 1986, as amended and Section 2004(d) of ERISA, less the amount of actual benefit to be paid from the Cooper-Standard Automotive Inc. Salaried Retirement Plan as a Grandfathered Participant.

(2)
Amount of Supplemental Retirement Benefit for Non-Grandfathered Participants. The amount of Supplemental Retirement Benefit payable under This Plan to a Non-Grandfathered Participant or beneficiary (who therefore accrues on a cash balance basis under This Plan) shall be equal to the excess of (a) over (b) below:

(a)
The amount of benefit which such Non-Grandfathered Participant or beneficiary would accrue on a cash balance basis under the Cooper-Standard Automotive Inc. Salaried Retirement Plan as if such benefit were computed without giving effect to the limitations imposed by Section 415 or Section 401(a)(17) of the Internal Revenue Code of 1986 and Section 2004(d) of ERISA, in each case as same may be amended, and for years beginning on or after January 1, 2006, based on twice the Participant’s Compensation, as such term is defined in Section 1.02 of the Cooper-Standard Automotive Inc. Salaried Retirement Plan, but without giving effect to the aforementioned limitations imposed by Section 415 or Section 401(a)(17) of the Internal Revenue Code of 1986, as amended and ERISA Section 2004(d), less

(b)	The amount of benefit which such Non-Grandfathered Participant or beneficiary actually accrues on a cash balance basis under the Cooper-Standard Automotive Inc. Salaried Retirement Plan.

(3)
Amount of Supplemental Retirement Benefit for Participants With Employment Contracts at December 31, 2001. For those Participants with employment contracts as of December 31, 2001, the amount of the Supplemental Retirement Benefit determined under This Plan is computed without giving effect to amendments to the Cooper Tire & Rubber Company Salaried Employees’ Retirement Plan effective on January 1, 2002 that changed the rate of future benefit accruals. Moreover, service and compensation from such Participants’ immediately previous employer shall be considered for benefit computation purposes and the final average pay formula of the Cooper Tire & Rubber Company Salaried Employees’ Retirement Plan shall be utilized in determining the Supplemental Retirement Benefit under This Plan.

(4)
No Duplication of Benefits. Notwithstanding the foregoing, however, no retirement benefits shall be paid under This Plan to or with respect to any Participant who receives a payment, under an agreement with the Company (or any successor to the Company) or under any plan, program or arrangement of the Company (or any successor of the Company), the amount of which is calculated to be the actuarial equivalent of the retirement benefit that the Participant has accrued (prior to such payment) under This Plan.

2.2.
Amount of Supplemental Savings Plan Benefit - The benefits that a Participant or beneficiary is entitled to receive under This Plan as a supplement to benefits under the Cooper-Standard Automotive Inc. Investment Savings Plan shall be equal to the excess of (a.) over (b.) below for each calendar year in which This Plan is in effect, aggregated for all such years, plus the investment return as specified in Section 2.3 below:

a.
Six percent (6%) of the Participant’s Compensation, as that term is defined in Article I, Section 12 of the Cooper-Standard Automotive Inc. Investment Savings Plan, but without regard to the limitations imposed by Section 415 or Section 401(a)(l7) of the Internal Revenue Code of 1986 and Section 2004(d) of ERISA, less

b.	The amount of Company Contributions actually credited to the Participant’s account in such year under Article IV of the Cooper-Standard Automotive Inc. Investment Savings Plan,

If (b) above shall be zero because of the limitations imposed by Section 415, Section 401(k) and Section 401(m) of the Internal Revenue Code of 1986 and Section 2004(d) of ERISA, a Participant shall not be required to be a participant in the Cooper-Standard Automotive Inc. Investment Savings Plan to be entitled to receive a Supplemental Savings Plan Benefit in the amount determined under (a.) above as if Participant had been a participant in the Cooper-Standard Automotive Inc. Investment Savings Plan.

2.3
Investment Return on Supplemental Savings Plan Benefits - The investment return to be included in the calculation of benefits under Section 2.2 shall begin to accrue with respect to Supplemental Savings Plan Benefits determined for any year on the first business day in January in the following year and shall be deemed to be invested in the prevailing stable value fund or under any other method designated by the Employer.

Current and future allocations between the investment alternatives shall be directed by each Participant in written instructions delivered to Company with such advance notice, at such times and in such manner as prescribed by the Administration Committee. If a Participant fails to provide any such written directions to the Company, all of the amounts credited to his or her Supplemental Savings Plan Benefit account shall be deemed to be invested in the prevailing stable value fund.

2.4.
Limitation on Benefits - In applying Section 415, Section 401(a)(17), Section 401(k) and Section 401(m) of the Internal Revenue Code of 1986, and Section 2004(d) of ERISA, all contributions to a defined contribution plan are taken into account.

2.5.
Payment of Supplemental Benefits - Payment of supplemental benefits hereunder shall be accomplished by means of unfunded payments directly from the Company or from any grantor trust established by the Company to fund such payments.

Payment of Supplemental Retirement Benefits shall be made under the same form of payment and subject to the same conditions as is the normal form of benefit provided under the Cooper-Standard Automotive Inc. Salaried Retirement Plan with respect to such Participant or beneficiary; provided, however, should the Participant’s death occur before the Participant has made an election to retire and as to the form of payment, the Participant shall have been deemed to have retired on the date immediately prior to the Participant’s death and to have made a request to receive the capital value of any commutable annuity benefit in a single sum. The Administration Committee, as hereinafter defined, may direct the payment of the capital value of any commutable annuity hereunder in a single sum or in annual installments in accordance with rules established by the Administration Committee. Such capital value shall be the actuarial equivalent of the annuity payable hereunder, determined by applying the assumptions used for such purpose under the Cooper-Standard Automotive Inc. Salaried Retirement Plan as in effect at the time of the Participants termination of employment from the Company.

Payment of Supplemental Savings Plan Benefits shall be made in cash in a single sum payment within two (2) years of the Participant’s termination of employment from the Company or in such other manner as may be requested by a Participant and approved by the Administration Committee prior to the Participants termination of employment. The notional balance of any Supplemental Savings Plan Benefit account (or portions thereof as specified by a Participant) shall be carried and deemed to be invested as provided in Section 2.3 above.

Article III. Administration of This Plan

3.1.
Committee - The operation of This Plan, with respect to Participants herein and their beneficiaries, shall be administered by an Administration Committee (“the Administration Committee”) which shall be comprised of the same persons who are the members of the Retirement Committee under the Cooper-Standard Automotive Inc. Salaried Retirement Plan.

3.2.
Powers and Discretion of Administration Committee - The Administration Committee shall have the same type and extent of authority to administer This Plan and to make, amend and interpret all appropriate rules and regulations for the administration of This Plan as the Retirement Committee has with respect to the Cooper-Standard Automotive Inc. Salaried Retirement Plan and the Defined Contribution Plan Committee has with respect to the Cooper-Standard Automotive Inc. Investment Savings Plan, The Administrative Committee shall have discretionary authority to interpret the terms of This Plan, and to determine the eligibility of any Participant and the amount of benefits payable to any Participant under This Plan. Any determination of the Administration Committee with respect to This Plan is conclusive as to the Company, any Participant and any beneficiary.

3.3.	Actuary - An actuary may be employed by the Administration Committee to advise the Company and such Committee as to actuarial matters relating to This Plan.

Article IV. General Conditions

4.1.
Amendment and Termination - The Company reserves to its Board of Directors the continuing right to amend or terminate This Plan, in whole or in part. The Board of Directors may designate authorized Officers of the Company to implement any amendments made to This Plan. However, no such amendment or termination shall adversely affect (a) the benefit under This Plan of any Participant or his or her beneficiary then being received or entitled to be received or (b) the right of any other Participant to receive upon retirement, or his or her beneficiary to receive upon such Participant’s death, that amount of benefit as would have been received under This Plan if the employment of the Participant had been terminated immediately prior to the adoption of the amendment or termination of This Plan.

4.2.
Designation of Beneficiary - Each Participant shall have the right at any time to designate, or to rescind or change such designation of a primary and a contingent beneficiary to receive benefits payable in the event of the Participant’s death. Such designation, or rescission or change of designation, shall be made in writing and shall be filed with the Administration Committee. The designation shall be effective as of the date filed with the Administration Committee and shall be controlling over any disposition by will or otherwise. In the event that a Participant fails to so designate any beneficiary, or in the event there shall be no beneficiary so designated by such Participant living at the time of such Participant’s death, then and in either of said events, any such benefits shall be paid out in one lump sum to the person or persons designated as the Participant’s beneficiary under the Cooper-Standard Automotive Inc. Investment Savings Plan, or, if none, comprising the first surviving class of the following classes:

a.	The Participant’s widow or widower.
b.	The Participant’s surviving children.
c.	The Participants surviving parents.
d.	The Participant’s surviving brothers and sisters.
e.	The executor or administrator of the Participant’s estate.

4.3.
Effect on Qualified Plans - The adoption, administration, amendment or termination of This Plan shall have no effect upon the Cooper-Standard Automotive Inc. Salaried Retirement Plan, the Cooper-Standard Automotive Inc. Investment Savings Plan, or any other of the Company’s qualified plans.

4.4.
Non-Assignability of Right to Receive Benefits - The right to receive benefits under This Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process; and if any attempt is made to do so, or a person eligible for any benefit becomes bankrupt, the interest under This Plan of the person affected may be terminated by the Administration Committee, and the Administration Committee may cause the same to be held or applied for the benefit of such person or one or more of his or her dependents in such manner as it deems proper. In particular, the right to receive benefits under This Plan may not be assigned to a spouse or ex-spouse of the Participant or other person under the terms of a court order that purports to be a Qualified Domestic Relations Order under Section 414(p) of the Internal Revenue Code of 1986.

4.5.
This Plan Not an Employment Contract - This Plan does not give to any Participant the right to be continued in employment or otherwise enlarge or affect employment status or rights. All Participants remain subject to: change of salary, transfer, change of job, discipline, layoff, discharge or any other change of employment status, the same as if This Plan had not been adopted.

4.6.	Applicable Law - All questions pertaining to the construction, validity and effect of the provisions hereof are to be determined in accordance with the laws of the State of Michigan.

4.7.
Non-Funded Plan - The entire cost of This Plan will be paid from the general assets of the Company. It is the intent of the Company to pay benefits under This Plan as they become due. No liability for the payment of benefits under This Plan shall be imposed upon any officer, director, employee or stockholder of the Company.

4.8.
Plan Not a Qualified Plan - This Plan is not intended to be a qualified pension plan or to be a benefit or welfare plan subject to ERISA. This Plan is intended to be a so-called “top-hat” plan that is not qualified within the meaning of Section 401(a) and that is unfunded, and maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401 (a)( I) of ERISA, as amended. This Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

4.9.
Effect on Contractual Rights - This Plan shall not reduce or otherwise adversely affect any contractual right with respect to retirement of any person who is a Participant or his or her beneficiary, or relieve the Company of any contractual obligation with respect to retirement of any person who is a Participant or his or her beneficiary, except to the extent of payments made under This Plan.

4.10.
Severability - If any provisions of This Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not effect the remaining parts of This Plan, but This Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

4.11.	Effective Date - This Plan shall become effective upon the approval and adoption of This Plan by the Board of Directors and upon its effective date.